Exhibit 4.1
NINTH AMENDMENT
TO
RIGHTS AGREEMENT
This Ninth Amendment to Rights Agreement (the “Amendment”) is entered into as of November 11, 2010, by and between Pennichuck Corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).
WITNESSETH:
WHEREAS, the Company and Rights Agent are parties to that certain Rights Agreement, dated as of April 20, 2000, as amended (the “Rights Agreement”)
WHEREAS, all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to the Distribution Date supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates; and
WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
1. Amendments to Section 1.
(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:
“Merger” shall have the meaning set forth in the Merger Agreement.
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 11, 2010, by and between the Company and the City, as may be amended from time to time.
“City” shall mean the City of Nashua, New Hampshire, or any Affiliate thereof.
(b) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall be deemed to result in the City becoming an Acquiring Person.”
(c) The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall be deemed to result in a Shares Acquisition Date.”

2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall be deemed to result in a Distribution Date.”
3. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(a) The registered holder of any Right Certificate (other than a holder whose Rights have become void pursuant to Section 11(a)(ii)hereof or have been exchanged pursuant to Section 24 hereof) may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at its principal office, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, prior to the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the right to exercise the Rights terminates pursuant to Section 23 hereof, or (iii) the time at which the right to exercise the Rights terminates pursuant to Section 24 hereof and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), or (iii) being herein referred to as the “Expiration Date”). Notwithstanding anything to the contrary in this Agreement, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall be deemed to be an event that causes the Rights to become exercisable under the provisions of this Section 7 or otherwise.”
4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall not be deemed to be such an event set forth in this Section 11(a)(ii) and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”
5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of any other transaction contemplated in the Merger Agreement shall not be deemed to be such an event set forth in this Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13 or otherwise subject to any restrictions contained in this Section 13.”

6. Amendment to Section 29. Section 29 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (and prior to any Distribution Date, registered holders of the Common Stock) any legal or equitable rights, remedy or claim under this Agreement in connection with (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Merger Agreement.”
7. New Section 35. The Rights Agreement is hereby amended to add the following as a new Section 35:
“Section 35. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force and effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement. The Company shall inform the Rights Agent of the occurrence of the Effective Time promptly thereafter.”
8. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, except that if the Merger Agreement is not executed and delivered by each of the parties thereto, this Amendment shall terminate and be void ab initio. The Company shall inform the Rights Agent of the occurrence of the execution and delivery of the Merger Agreement promptly thereafter. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New Hampshire and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
10. Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Signatures delivered electronically, including by facsimile or by electronic data file, shall have the same authority, effect and enforceability as original signatures.
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IN WITNESS WHEREOF, the parties have caused this Ninth Amendment to be duly executed as of the day and year first above written.

PENNICHUCK CORPORATION		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Thomas C. Leonard Name: Thomas C. Leonard Title: Sr. Vice President, Chief Financial Officer & Treasurer	By:	/s/ Herbert J. Lemmer Name: Herb Lemmer Title: Corporation Counsel